EXHIBIT 99.1

NEWS RELEASE                                                   September 4, 2003


Contact:       Tony W. Wolfe
               President and Chief Executive Officer

               A. Joseph Lampron
               Executive Vice President and Chief Financial Officer

               828-464-5620, Fax 828-465-6780

For Immediate Release
---------------------

                              DIRECTOR RESIGNATION
                              --------------------

Peoples Bancorp of North Carolina, Inc. the holding company for Peoples Bank, announced the resignation of John H. Elmore, Jr., as a director of the company and bank effective September 3, 2003. Elmore's resignation was prompted by a desire to devote more of his time to other business endeavors. Elmore stated in his resignation letter that he regretted the decision to resign and that he considered the opportunity to serve as a director to be an honor and a privilege.

The announcement of Elmore's resignation was made by Robert C. Abernethy, Chairman of the board of directors. Tony W. Wolfe, Peoples Bank's President, stated that "the board values John's contributions to the bank, and we wish him well in his business interests."

Peoples Bank operates eleven offices throughout Catawba County, North Carolina, one office in Alexander County, North Carolina and three offices in Lincoln County, North Carolina. The Company's common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol "PEBK." Scott and Stringfellow, Inc., Ryan, Beck & Co., Sterne Agee & Leach, Inc. and Trident Securities, Inc. are market makers for the Company's shares.


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